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SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Park Place Entertainment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PARK PLACE ENTERTAINMENT CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2003

I cordially invite you to attend our 2003 Annual Meeting of Stockholders of Park Place Entertainment Corporation (the "Company" or "Park Place").

Place:	Caesars Atlantic City 2100 Pacific Avenue Atlantic City, New Jersey 08401 609-348-4411
Time:	May 21, 2003 8:00 a.m. (local time)
Items of Business:	• To elect three directors; and
• To conduct any other business that properly comes before the meeting.
Record Date:	You can vote if you are a stockholder of record as of the close of business on March 31, 2003.
Stockholder List:
A list of stockholders eligible to vote at the Annual Meeting of Stockholders will be available for inspection at the annual meeting, and at least ten days prior to the annual meeting, at the location of the meeting and at the executive offices of the Company at 3930 Howard Hughes Parkway, Las Vegas, Nevada, 89109 during regular business hours.
Proxy Voting:
Your vote is important. Whether you plan to attend the annual meeting or not, please complete, date, and sign the accompanying proxy card as soon as possible and return it in the envelope provided, or use our 24-hour a day telephone or internet voting options.

Sincerely, By Order of the Board of Directors:

Bernard E. DeLury, Jr. Secretary Park Place Entertainment Corporation
April 21, 2003 Las Vegas, Nevada

PROXY STATEMENT

PARK PLACE ENTERTAINMENT CORPORATION
3930 HOWARD HUGHES PARKWAY
LAS VEGAS, NEVADA 89109
(702) 699-5000

        This Proxy Statement is solicited by the Board of Directors of Park Place Entertainment Corporation (the "Company" or "Park Place") and is being furnished to the stockholders of Park Place in connection with its annual meeting of stockholders to be held at Caesars Atlantic City, 2100 Pacific Avenue, Atlantic City, New Jersey 08401 on May 21, 2003 at 8:00 a.m. (local time), and at any adjournments of that meeting. We commenced mailing this proxy statement and the enclosed proxy card to stockholders on or about April 21, 2003. Park Place paid the cost of preparing and mailing this proxy statement and proxy card to its stockholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What am I being asked to vote on?

Item One:	The election of Barbara Coleman, Clive S. Cummis and Eric M. Hilton, who are three nominees for re-election to the Board of Directors for terms of three years.

What constitutes a quorum for purposes of voting?

        A majority of the outstanding shares of common stock, represented either in person or by proxy at the meeting, will constitute a quorum for the transaction of business. As of the record date on March 31, 2003, there were 300,808,110 shares of common stock outstanding, which constitutes all of the outstanding voting securities of Park Place.

        Abstentions and broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are included in determining the presence of a quorum.

How many votes are needed to approve each item?

        The individuals receiving a plurality of the votes cast by holders of shares of common stock will be elected as directors. Abstentions will not count as a vote for or against any director nominee.

        For any other business that properly comes before the meeting, the affirmative vote of a majority of the shares present in person or by proxy as required. Abstentions and broker non-votes (if any) will have the effect of a vote against the matter being considered.

        Broker Voting:    Under the rules of the New York Stock Exchange, the election of directors is considered to be a "routine" matter upon which a brokerage firm that holds your shares in its name may vote on your behalf, if you have not furnished the firm voting instructions within a specified period prior to the annual meeting.

How many votes do I have?

        Each share of Park Place common stock that you own entitles you to one vote. The proxy card shows the number of shares that you owned as of the record date for voting, which was March 31, 2003.

How does the Board of Directors recommend I vote on the proposal?

        The Board of Directors recommends a vote FOR each of the nominees for the Board of Directors. If you do not make a specific selection, your proxy will vote your shares, as recommended by the current Board of Directors, FOR the election of these nominees.

How do I vote?

        You may vote by proxy card, by telephone, by internet, or you may vote in person at the annual meeting. We encourage you to vote in advance by proxy, telephone, or internet—even if you plan to attend the meeting.

        By Proxy:    To vote by proxy card, you should complete, sign and date the enclosed proxy card and return it promptly in the enclosed pre-addressed, postage pre-paid envelope. One of the individuals named on your proxy card (your "proxy") will vote your shares as you direct on your proxy card.

        By Telephone:    We have established a toll-free telephone number which is printed on your proxy card. You can use any touch-tone telephone to vote 24 hours a day, 7 days a week. The instructions in the message will ask you to enter our 3-digit Company Number and your personal 7-digit Control Number, both of which are printed on your proxy card.

        By Internet:    We have established a secure website where you can also vote 24 hours a day, 7 days a week. The website address is listed on your proxy card. The website will ask you to enter our 3-digit Company Number and your personal 7-digit Control Number, both of which are printed on your proxy card. The website will identify how many shares you are entitled to vote and create a ballot for you to vote and send by electronic mail to us.

Can I revoke my proxy after I have sent it in?

        Yes. You may revoke your vote at any time before the proxy is exercised in the following ways:

  •
  You may attend and vote in person at the meeting, which automatically revokes any previously received vote from you; or

  •
  You may send in a later-dated proxy card, or vote again by mail or internet. This will automatically revoke your earlier vote; or

  •
  You may notify the Secretary of the Company that you wish to revoke your previously mailed proxy card, your telephone or your internet vote. This must be done in writing and sent to his attention at this address:

Bernard E. DeLury, Jr., Secretary Park Place Entertainment Corporation 3930 Howard Hughes Parkway Las Vegas, Nevada 89109

What if my shares are held in the name of my broker, bank, or another institution?

        You may vote now by mailing in the enclosed proxy card, or by using our telephone or internet voting. If you want to vote in person at the annual meeting, you must bring to the annual meeting an account statement or a letter from your institution indicating that you were the beneficial owner of the shares on March 31, 2003, the record date for voting.

What if I own shares through Park Place's Employee Stock Purchase Plan?

        If you are a Park Place employee participating in Park Place's Stock Purchase Plan, you may be receiving this proxy material because of shares held for you in that plan. In that case, you may use the enclosed proxy card, telephone, or internet proxy to direct the plan trustees how to vote your shares. They are required to vote in accordance with your instructions. The trustees will vote all shares held in the plan. They will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they do receive instructions.

ITEM 1
ELECTION OF DIRECTORS

        Our Board of Directors currently consists of ten members, although the Board has the authority to establish its membership at between one and twenty members. The term of office for Barbara Coleman, Clive S. Cummis, Eric M. Hilton and P. X. Kelley expires at this annual meeting. General Kelley is retiring as a director and therefore has not been nominated for re-election as a director. At this time, the Board has decided to reduce the number of directors to nine members effective as of the 2003 Annual Meeting of Stockholders. In the future, the Board may increase or decrease the number of Directors pursuant to the Company's Certificate of Incorporation. The directors are divided into three classes with staggered terms of office. One class has four directors, which will be reduced to three directors as of the 2003 Annual Meeting of Stockholders, four directors in the second class and two directors in the third class. At each annual meeting, one class of directors is elected to three-year terms.

        Each director elected at this annual meeting will hold office until the annual meeting in 2006 or until his or her successor has been elected. If any director resigns, dies, or is otherwise unable to serve out their term, the Board may fill such vacancy.

        The Board has nominated Barbara Coleman, Clive S. Cummis, and Eric M. Hilton for re-election. The nominees have been selected on the basis of their exemplary service as current directors, their integrity and independence, their understanding of our business environment, and their willingness to devote substantial time to Board duties. For biographical information about each of these nominees, please see "Directors and Executive Officers" beginning on page 4. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board recommends a vote "FOR" each of these nominees:

Barbara Coleman
Clive S. Cummis
Eric M. Hilton

DIRECTORS AND EXECUTIVE OFFICERS

         The information below summarizes the Company's directors, including those directors nominated for re-election, and the Company's executive officers who are not directors.

	Age	Term Expires
Stephen F. Bollenbach, Director, Chairman of the Board	60	2005
Mr. Bollenbach has served as Chairman of the Board of Park Place since December 31, 1998. He has been President and Chief Executive Officer of Hilton Hotels Corporation since May 1996. He served as director, Executive Vice President and Chief Financial Officer of The Walt Disney Co. from April 1995 until February 1996. He was President and Chief Executive Officer of Host Marriott Corporation from October 1993 until April 1995. Mr. Bollenbach is a director of Hilton Hotels Corporation, Hilton Group plc, AOL Time Warner Inc., and Catellus Development Corporation.
Wallace R. Barr, Director, President and Chief Executive Officer	57	2005
Mr. Barr has served as Director, President and Chief Executive Officer since November 19, 2002. He served as Executive Vice President and Chief Operating Officer from July 10, 2001 until November 19, 2002. Prior to that, Mr. Barr served as Executive Vice President and Co-Chief Operating Officer from January 31, 2001 to July 10, 2001, and Executive Vice President-Eastern Region since December 31, 1998. From January 1997 until December 31, 1998, he was Executive Vice President of Hilton Gaming Corporation. From June 1993 until December 1998, he served as Executive Vice President and Chief Operating Officer of Bally's Casino Holdings, Inc., during which time he was also the Chief Operating Officer of Bally's Park Place and the Atlantic City Hilton Resort.
Barbara Coleman, Director	52	2003
Ms. Coleman has served as a director since January 15, 1999. She has been the President of BBC Associates, LLC, an executive consulting firm serving businesses and philanthropic organizations, since 1998. From 1992 to 1998 she was President of the Amelior Foundation, a charitable organization.
A. Steven Crown, Director	51	2004
Mr. Crown has served as a director since December 31, 1998. He is General Partner of Henry Crown and Company (Not Incorporated), a company with diversified investments. Mr. Crown is a director of Hilton Hotels Corporation.
Clive S. Cummis, Director, Vice Chairman of the Board	74	2003
Mr. Cummis has served as a director since December 31, 1998 and as Vice Chairman of the Board since October 19, 2000. He served as Executive Vice President, Law and Corporate Affairs and Secretary of Park Place from November 2, 1998 until December 31, 2001. Since December 31, 2001, he has been a senior advisor to the Company. Since 1971, Mr. Cummis has been a partner with the law firm of Sills Cummis Radin Tischman Epstein & Gross, which provides legal services to Park Place, and is actively engaged as Chairman Emeritus of the law firm.
Peter G. Ernaut, Director	38	2005
Mr. Ernaut has served as a director since September 15, 2000. He has been a partner in the political consulting firm of Alliance Corporation since 1994, in addition to serving as President of the political consulting firm of Ernaut Strategies, Inc. since January 2000. In January 2001, he became the Managing Director of Governmental Affairs and Public Policy with the law firm of Jones Vargas, which provides legal services to Park Place.

Eric M. Hilton, Director	69	2003
Mr. Hilton has served as a director since December 31, 1998. He was a director of Hilton Hotels Corporation and served as Vice Chairman of the Board of Hilton Hotels Corporation until March 1997. William Barron Hilton and Eric Hilton are brothers.
William Barron Hilton, Director	75	2005
Mr. Hilton has served as a director since December 31, 1998. He has been Chairman of the Board of Hilton Hotels Corporation since February 1996, prior to which he served as Chairman of the Board and Chief Executive Officer of Hilton Hotels Corporation. William Barron Hilton and Eric Hilton are brothers.
P. X. Kelley, Director	74	2003
General Kelley has served as a director since January 2000. He has been a partner with the investment firm of J. F. Lehman & Company since 1998. From 1989 to 1998 he was Vice Chairman of Government Relations for Cassidy & Associates, Inc. General Kelley served as Commandant of the United States Marine Corps and Member of the Joint Chiefs of Staff from 1983 until his retirement in 1987. He holds directorships on the boards of Saul Centers, Inc., Sturm, Ruger & Company, Inc. and OAO Technology Solutions.
Gilbert L. Shelton, Director	66	2004
Mr. Shelton has served as a director since December 31, 1998. He is a private investor.
Harry C. Hagerty, III, Executive Vice President and Chief Financial Officer	42
Mr. Hagerty has served as Executive Vice President and Chief Financial Officer since March 2002. He was the Chief Operating Officer of Akula Software, Inc. from October 2001 to March 2002, and Chief Financial Officer from April 2001 to October 2001. From November 1999, Mr. Hagerty has served as the President of Venator Corporate Advisors. Mr. Hagerty also served as Managing Director, Investment Banking of BancBoston Robertson Stephens Inc. from March 1998 to November 1999. He was Managing Director, Investment Banking of Deutsche Morgan Grenfell Inc. from January 1994 through March 1998.
Bernard E. DeLury, Jr., Senior Vice President, Secretary and General Counsel	42
Mr. DeLury has served as Senior Vice President, Secretary and General Counsel since January 31, 2003. Mr. DeLury served as Vice President and Deputy General Counsel from May 2001 to January 2003. Mr. DeLury joined the legal department of Bally's Park Place, Inc. then a subsidiary of Bally Manufacturing Corporation in 1990, as Staff Counsel. He subsequently served as Vice President and General Counsel, Eastern Region of Hilton Gaming, a division of Hilton Hotels Corporation from 1997 to 1999. He then served as Senior Vice President and General Counsel Eastern Region of the Company from 1999 to 2001. Mr. DeLury is an active member of the United States Naval Reserve holding rank of Commander.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        To our knowledge, based solely upon a review of the reports furnished to us and written representations by our reporting directors, executive officers, and owners of more than 10 percent of the Company's equity securities, all reports required to be filed with the United States Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934, as amended, were timely filed.

RELATED PARTY TRANSACTIONS

        Decisions concerning related-party transactions are required to be reviewed by our Audit Committee. The Company believes that the transactions described below are on terms at least as favorable as if obtained from non-related parties.

    Legal Services

    Clive S. Cummis, Vice Chairman of the Board, is Chairman Emeritus of the New Jersey law firm Sills Cummis Radin Tischman Epstein & Gross, which has provided and continues to provide legal services to Park Place. The fees paid by Park Place to the law firm did not exceed 5 percent of the firm's gross revenues for its last full fiscal year.

    Peter G. Ernaut, Director, is Managing Director of Governmental Affairs and Public Policy with the law firm of Jones Vargas, which has provided and continues to provide legal services to Park Place. While Mr. Ernaut received compensation from the law firm in 2002, he did not participate in the profits of the firm. The fees paid by Park Place to the law firm did not exceed 5 percent of the firm's gross revenues for its last full fiscal year.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The table below shows the beneficial ownership of Park Place common stock as of March 31, 2003, for: (1) each director; (2) each named executive officer in the Summary Compensation Table; and (3) the directors and executive officers as a group. The "Options Exercisable" column includes only options exercisable within sixty days after March 31, 2003. There were 300,808,110 shares of common stock outstanding on March 31, 2003, not including treasury stock. The address for each current director and executive officer is 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109.

Name	Shares Beneficially Owned		Options Exercisable	Total	Approx. %
William Barron Hilton	22,933,230	(1)	42,000	22,975,230	7.6%
A. Steven Crown	3,679,500	(2)	46,000	3,725,500	1.2%
Stephen F. Bollenbach	290,000		2,000,000	2,290,000	*
Wallace R. Barr	29,401		604,000	633,401	*
Clive S. Cummis	12,600		400,000	412,600	*
Gilbert L. Shelton	20,000	(3)	42,000	62,000	*
Eric M. Hilton	9,400		42,000	51,400	*
Barbara Coleman	3,200		42,000	45,200	*
P. X. Kelley	2,000		40,000	42,000	*
Peter G. Ernaut	200		30,000	30,200	*
Harry C. Hagerty, III	0		100,000	100,000	*
Bernard E. DeLury, Jr.	1,295		33,750	35,045	*
Directors and executive officers as a group(4)(5)	26,980,826		3,421,750	30,402,576	9.9%
Thomas E. Gallagher(6)	321,901	(7)	2,571,910	2,893,811	*
Kim Sinatra(8)	0		61,250	61,250	*

(1)
Includes 16,216,584 shares owned by The William Barron Hilton Trust and 6,716,646 shares owned by The William Barron Hilton Family Trust.

(2)
Includes 5,000 shares beneficially owned by Mr. Crown's spouse. Mr. Crown is a partner of the Crown Fund, which owns 239,888 shares. He is a director and officer of The Arie and Ida Crown Memorial, a not-for-profit corporation which owns 894,272 shares. Pines Trailer Limited Partnership owns 600,000 shares. Mr. Crown is a director, officer and shareholder of a corporation which is a partner in Pines Trailer Limited Partnership, and Mr. Crown is a partner in a partnership which is a partner in Pines Trailer Limited Partnership. Areljay, L.P. owns 1,935,340 shares. Mr. Crown is a director, officer, and shareholder of a corporation which is a partner in Areljay, L.P., and Mr. Crown is a beneficiary under a trust which is a partner in Areljay, L.P.  Mr. Crown disclaims beneficial ownership of the shares held by The Crown Fund, The Arie and Ida Crown Memorial, Pines Trailer Limited Partnership and Areljay, L.P., except to the extent of his beneficial interest therein.

(3)
Includes 20,000 shares owned jointly by Mr. Shelton and his spouse, Dr. Judy Shelton, over which shares Mr. Shelton shares voting and investment powers.

(4)
These shares do not include the Rights granted pursuant to Park Place's Supplemental Retention Plan. The Rights settle for common stock on a one-for-one basis upon the participant's retirement, with limited distribution available during employment. The Rights vest 20 percent on the first and second anniversaries of the grant date and 30 percent on the third and fourth anniversaries of the grant date.

(5)
Totals exclude Mr. Gallagher's and Ms. Sinatra's holdings.

(6)
Mr. Gallagher resigned on November 19, 2002 as a Director and as the Company's President and Chief Executive Officer.

(7)
Includes 146,791 shares of restricted stock granted on January 26, 2001 granted pursuant to Mr. Gallagher's then-existing employment agreement, which shares vest in two equal installments of 73,395.5 each on June 9, 2003 and June 9, 2004, with accelerated vesting under certain circumstances.

(8)
Ms. Sinatra resigned, effective January 31, 2003, as Executive Vice President, Chief Legal Officer and Secretary.

PRINCIPAL STOCKHOLDERS

         The table below shows the amount of Park Place common stock owned by each person who, in addition to the director previously listed, to our knowledge beneficially owned 5 percent or more of our outstanding common stock on March 31, 2003.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Wallace R. Weitz & Company One Pacific Place, Suite 600 1125 South 103rd Street Omaha, Nebraska 68124	36,609,500(1)	12.17%
Franklin Resources Inc. One Franklin Parkway San Mateo, CA 94403	17,027,638(2)	5.6%
FMR Corp 82 Devonshire Street Boston, MA 02109	16,628,581(3)	5.5%
Conrad N. Hilton Fund 100 West Liberty Street Reno, Nevada 89501	16,498,736(4)	5.4%

(1)
This information is based upon Schedule 13G/A filed with the Securities and Exchange Commission on January 16, 2003.

(2)
This information is based upon Schedule 13F-HR filed with the Securities and Exchange Commission on February 7, 2003.

(3)
This information is based upon Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003.

(4)
William Barron Hilton and Eric M. Hilton are two of the eleven directors of the Conrad N. Hilton Fund, a non-profit organization that funds the charitable activities of the Conrad N. Hilton Foundation, a non-profit organization. Mr. Barron Hilton and Mr. Eric Hilton disclaim beneficial ownership of the shares owned by the Fund.

INFORMATION REGARDING THE BOARD
OF DIRECTORS AND ITS COMMITTEES

The Board of Directors.    The Board of Directors held six meetings during 2002. All directors attended at least 75% of the meetings of the Board of Directors.

        The following is a brief description of the functions of the Board's committees and identifies the number of committee meetings during 2002 and the committee members:

Audit Committee

        During 2002, the Audit Committee held seven meetings. All directors attended at least 75% of the Audit Committee meetings in 2002. The current members of the Committee are A. Steven Crown, Eric M. Hilton, William Barron Hilton and Gilbert L. Shelton (Chair). The Audit Committee is comprised of outside directors and provides oversight of the accounting, auditing, internal control and financial reporting practices of Park Place. The Audit Committee reviews the independence of the independent auditors, recommends to the Board the engagement and discharge of independent auditors, reviews with the independent auditors their audit reports, their scope of review and plan, their findings, their recommendations and their fees. The Audit Committee reviews the scope and results of Park Place procedures for internal auditing, the adequacy of internal accounting controls, and directs and supervises special investigations. The Audit Committee meets periodically with internal and independent auditors. The committee meets both with and without management in attendance. As required under the rules of the New York Stock Exchange, all members of our Audit Committee are "independent," as defined by those rules. The Board adopted a written Audit Committee charter and filed it with our Proxy Statement, dated April 5, 2001.

REPORT OF AUDIT COMMITTEE

To the Board of Directors of Park Place Entertainment Corporation:

        We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2002.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors their independence and considered the compatibility of non-audit services with the auditors independence. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

Dated: March 25, 2003.

Gilbert L. Shelton, Chair
A. Steven Crown
William Barron Hilton
Eric M. Hilton

Compliance Committee

        During 2002, the Compliance Committee held five meetings. The current members of the Committee are A. Steven Crown (Chair), Eric M. Hilton, P. X. Kelley and Gilbert L. Shelton. The Compliance Committee supervises Park Place's efforts to ensure that its business and operations are conducted in compliance with the highest standards applicable to it as a matter of legal and regulatory requirements as well as ethical business practices. In particular, the Compliance Committee is responsible for the establishment and implementation of Park Place's internal reporting system regarding compliance with regulatory matters associated with the Company's gaming operations. The Compliance Committee supervises the activities of the Company's Compliance Officer and communicates on a periodic basis with gaming regulatory agencies on compliance matters. It reviews information and reports regarding the suitability of potential key employees of Park Place as well as persons and entities proposed to be involved in material transactions or relationships with Park Place. The Company believes that the involvement of the Board in this endeavor creates an environment in which integrity and honesty are clearly identified as a critical component of our corporate culture.

Compensation Committee

        During 2002, the Compensation Committee held two meetings. The current members of the Committee are Barbara Coleman, A. Steven Crown, Eric M. Hilton, William Barron Hilton and P. X. Kelley (Chair). The Compensation Committee is comprised of outside directors and determines salary, bonus, stock option, and other compensation for executive officers of Park Place, as well as overall employment and compensation practices of the Company in general. It administers the 1998 Stock Incentive Plan and the Company's Supplemental Retention Plan. The Compensation Committee reports to the Board of Directors regarding all its decisions concerning such plans. The Compensation Committee prepares an annual report in which it discusses the compensation of Park Place executives and the philosophy behind that compensation.

Diversity Committee

        During 2002, the Diversity Committee held one meeting. The current members of the Committee are Wallace R. Barr, Stephen F. Bollenbach, Barbara Coleman (Chair) and Peter G. Ernaut. The Diversity Committee is dedicated to the development and implementation of policies and programs that promote equality of opportunity in all facets of the Company's business. The Diversity Committee's goals are to increase diversity in the Company's workforce, management, and in its dealings with vendors, with special emphasis on identifying qualified females and ethnic minorities.

Nominating and Corporate Governance Committee

        During 2002, the Nominating and Corporate Governance Committee held two meetings. The current members of the Committee are Stephen F. Bollenbach (Chair), William Barron Hilton, P. X. Kelley and Gilbert L. Shelton. The Nominating and Corporate Governance Committee evaluates and recommends candidates to the Board of Directors to fill positions on the Board of Directors and relevant matters that concern corporate governance. It reviews on a continuing basis, and at least once a year, the structure of the Board to assure its continuity and to assure that the proper skills and experience are represented on the Board, and reviews any potential conflicts of Board members when a prospective Board member is being considered for election to the Board.

        As provided in our bylaws, notice of proposed stockholder nominations for election of directors must be delivered to the Nominating and Corporate Governance Committee not later than the close of business on the 70th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. Nominations must contain certain information, as set out in our bylaws, in order to be considered. Nominations should be directed to the Nominating and Corporate Governance Committee, care of Bernard E. DeLury, Jr., Secretary, Park Place Entertainment Corporation, at the address on page 2 of this Proxy Statement.

DIRECTOR COMPENSATION

        Annual Retainer.    Directors who are not employees of Park Place or its subsidiaries earn an annual retainer fee of $45,000. The directors who chair committees of the Board receive an additional annual retainer of $3,500.

        Options.    Park Place grants each independent non-employee director an option to purchase 50,000 shares of Park Place common stock on the date of the director's initial election to the Board. The first 10,000 options vest on the date of grant and the remainder vest in equal installments over a four-year period, provided the director remains on the Board.

        Meeting Fees.    Park Place compensates non-employee directors with a fee of $1,500 for attendance at each board, committee, and annual meeting. We provide or reimburse all employee and non-employee directors for travel and other related expenses related to their attendance at board meetings, committee meetings, annual meetings, and other Park Place business functions.

        Independent Directors' Retirement Plan.    Any independent director who retires after reaching age 65, and who has completed ten years of service as a director, is entitled to an annual retirement benefit. Currently, no director has more than five years of service. The benefit is equal to the director's average annual fees, including meeting and committee attendance fees, during the 36 consecutive calendar months for which the director's fees were the highest. The benefits under this plan are payable for a maximum of ten years. If a director dies prior to retirement, but after reaching age 65, the director's surviving spouse is entitled to an annual spouse's benefit equal to one-half the benefit the director would have received had the director retired on the date of death. In the event a retired director dies prior to receiving ten annual payments, one-half of the annual benefit the director was receiving will be paid to the director's surviving spouse for the balance of the ten-year period.

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

        Park Place has entered into certain employment agreements with named executive officers and directors. The agreements currently in effect are with Stephen F. Bollenbach, Wallace R. Barr, Harry C. Hagerty, III, and Bernard E. DeLury Jr. Park Place has also entered into agreements with Thomas E. Gallagher and Kim Sinatra with respect to each individual's resignation. The key provisions of these agreements are summarized below.

        Stephen F. Bollenbach.    Park Place has an employment agreement with Mr. Bollenbach in which he has agreed to serve as Chairman and advisor to the Park Place Board of Directors for the period from December 31, 1998 to July 1, 2005. Under the agreement, Mr. Bollenbach is paid an annual base salary of $100,000 per year, is not entitled to receive a bonus, and is not entitled to receive any benefits provided to Park Place employees other than an annual vacation and reimbursement of expenses he may incur in providing his services under the agreement.

        Wallace R. Barr.    Park Place employs, pursuant to an employment agreement, Mr. Barr as President and Chief Executive Officer from November 19, 2002 to March 31, 2006, which term automatically renews for successive one year periods unless either Park Place or Mr. Barr elects not to renew. Mr. Barr's minimum annual base salary is $1.0 million, with an annual bonus depending upon the performance of the Company and Mr. Barr and subject to the criteria established by the Board of Directors. Pursuant to the employment agreement, Mr. Barr is entitled to a supplemental retirement benefit equal to 3% of total cash compensation for each year of service through December 31, 2005 and Park Place maintains a $2.2 million term life insurance policy for the benefit of Mr. Barr's designated beneficiary during the term of Mr. Barr's employment. Pursuant to the employment agreement, Mr. Barr was granted 1.45 million stock options under the Company's 1998 Stock Incentive Plan and 635,000 rights under the Company's Supplemental Retention Plan, which options and rights vest over four years. If Mr. Barr is terminated without cause, Mr. Barr shall be entitled to his base salary for the balance of the term of the employment agreement or twenty-four months, whichever is greater, plus (a) his annual bonus for the same period; (b) any remaining unvested stock options and rights would immediately vest and become exercisable; and (c) health and dental benefits will be continued as provided in the employment agreement.

        Harry C. Hagerty, III.    Park Place employs, pursuant to an employment agreement, Mr. Hagerty as Executive Vice President and Chief Financial Officer from March 25, 2002 to February 28, 2005, which term automatically renews for successive one year periods unless either Park Place or Mr. Hagerty elects not to renew. Effective March 24, 2003, Mr. Hagerty's minimum annual base salary is $750,000, with an annual bonus depending upon the performance of the Company and Mr. Hagerty and subject to the criteria established by the Chief Executive Officer and the Board of Directors. Pursuant to the employment agreement, Mr. Hagerty was granted stock options under the Company's 1998 Stock Incentive Plan, which options vest over time. If Mr. Hagerty is terminated without cause, Mr. Hagerty shall be entitled to his base salary for the balance of the term of the employment agreement or twelve months, whichever is greater, plus (a) the average of the annual bonuses paid for the last three years or the annual bonus paid in the prior year, whichever is greater, (b) any remaining unvested stock options that would have vested during the term of the employment agreement will immediately vest and become exercisable, and (c) health and dental benefits will be continued as provided in the employment agreement.

        Bernard E. DeLury, Jr.    Park Place employs, pursuant to an employment agreement, Mr. DeLury as Senior Vice President, Secretary and General Counsel from February 1, 2003 to January 31, 2006, which term automatically renews for successive one year periods unless either Park Place or Mr. DeLury elects not to renew. Mr. DeLury's minimum annual base salary is $375,000, with an annual bonus depending upon the performance of the Company and Mr. DeLury and subject to the criteria established by the Chief Executive Officer and the Board of Directors. Pursuant to the employment agreement, Mr. DeLury was granted stock options under the Company's 1998 Stock Incentive Plan, which options vest over time. If Mr. DeLury is terminated without cause, Mr. DeLury shall be entitled to his base salary for the balance of the term of the employment agreement or twelve months, whichever is greater, plus the average of the annual bonuses paid for the last three years or the annual bonus paid in the prior year, whichever is greater. In the event of a change of control of the Company and the successor terminates Mr. DeLury, without cause, he shall be paid 24 months of salary or the remaining balance of the term of the employment agreement, whichever is greater, plus the average of the annual bonuses paid for the last three years or the annual bonus paid in the prior year, whichever is greater.

        Thomas E. Gallagher.    Thomas E. Gallagher was employed as Chief Executive Officer and President pursuant to an employment agreement from October 23, 2000. The Company and Mr. Gallagher mutually agreed that he would resign his employment, effective November 19, 2002. Pursuant to the separation agreement between the Company and Mr. Gallagher: (a) the Company paid Mr. Gallagher $6,937,500, which equaled Mr. Gallagher's annual salary and target annual bonus that would have been paid to him from November 20, 2002 through December 31, 2005, which amount is consistent with the terms of Mr. Gallagher's employment agreement; (b) Mr. Gallagher repaid the Company his relocation loan; (c) his health and medical benefits continue until December 31, 2005; and (d) his options, restricted shares and supplemental retirement benefits of $1.88 million fully vest.

        Kim Sinatra.    Kim Sinatra was employed as Executive Vice President, Chief Legal Officer and Secretary pursuant to an employment agreement from February 1, 2002. Ms. Sinatra resigned her position for personal reasons, effective as of January 31, 2003. In connection with her resignation and the termination of her employment agreement the Company paid Ms. Sinatra a lump sum of $500,000.

        Change of Control Agreements.    The Company's Board of Directors has approved a Change of Control Agreement ("Control Agreement") which has been entered into with Messrs. Barr and Hagerty (collectively, "Participants").

        If there is a Change of Control (as defined below), the Company agrees to continue to employ each Participant for a three-year period (or the expiration of the Participant's employment agreement, if longer) or until the Participant's retirement, if earlier ("Employment Period"), in a position which is at least commensurate with the Participant's position prior to the Change of Control. During the Employment Period, Park Place or any individual, entity, or group who effects a change in control will provide the Participant with base salary, annual bonuses and incentive, savings, retirement and benefit plans which are at least equal to the coverage in effect prior to the Change of Control. If, following a Change of Control, the Participant is terminated without cause or resigns for good reason (as both terms are defined in the Control Agreement), each Participant will receive payments aggregating up to 2.99 times annual salary and bonus. The Participant is also entitled to receive benefits under the Company's benefit plans during the remainder of the Employment Period. The Control Agreements generally continue for renewable three-year terms or until the Participant's normal retirement date, if earlier.

        Change of Control is defined to be: (i) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (excluding the Company, any employee benefit plan or trust sponsored or maintained by the Company, Barron Hilton or the Conrad N. Hilton Fund) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; (ii) a majority of the membership of the incumbent Board of Directors changes other than in the ordinary course; (iii) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company that results in the Company's pre-transaction stockholders owning 60% or less of the successor entity; or (iv) a complete liquidation or dissolution of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee ("Committee") of the Board of Directors is composed entirely of independent outside directors. The Committee is responsible for establishing and administering the compensation philosophy, policies and programs applicable to the executive officers of the Company, including specific decisions regarding each executive officer's compensation and the overall compensation practices of the Company.

        Park Place is largely dependent upon the judgment, initiative, and effort of its executive officers for the successful conduct of its business. Therefore, the Committee's primary objective is to establish plans that will attract, retain, and motivate highly skilled and talented executives in a dynamic and competitive industry. This is accomplished through implementation of the following policies:

  •
  ensuring that executive compensation is competitive within the gaming industry as well as within the realm of other public companies of similar size, scope, and revenues;

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  providing incentives to executives to increase stockholder value, both in the short-term and in the long-term;

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  providing executives with a personal financial interest in the Company similar to the interests of our stockholders;

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  linking executive compensation to Company performance; and

  •
  reflecting the performance and contribution of each executive officer in the Committee's compensation determinations.

        Our executive officers are compensated through a combination of salary, performance bonuses, stock options, and a deferred compensation program. The Company also pays benefits upon certain executive officers' deaths through an executive death benefit plan.

Salaries

        The Company entered into employment agreements with Messrs. Barr, Hagerty and DeLury. The employment agreements establish minimum annual base salaries for each executive. In setting salaries, we compare our salaries with those of other public companies, gaming and non-gaming, of similar size, scope of operations, and revenues. We also consider each officer's performance and responsibility level, as well as the Company's current financial condition and performance during the past fiscal year, such as growth in revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings per share, and strategic acquisition or disposition of assets.

Performance Bonuses

        At the beginning of each year, the Committee establishes performance objectives and the target potential bonus award for each executive officer, including the Chief Executive Officer. At the end of the performance period, the Committee determines the results achieved relative to such objectives, and establishes each executive officer's annual bonus.

        In May 2000, stockholders approved the Company's Executive Incentive Plan, which is intended to qualify certain compensation paid to executive officers for deductibility under Section 162(m) of the Code, which otherwise limits deductibility to $1 million for the Chief Executive Officer and each of the four other most highly compensated officers. In making compensation decisions, the Committee will take into account the effect of Section 162(m) and the Executive Incentive Plan, while retaining the flexibility to approve compensation that it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

        The Committee established criteria for 2002 bonus awards that were based on the Company reaching certain targeted EBITDA and earnings per share objectives.

Stock Options

        Annual stock option grants are a critical component of the Company's long-term executive compensation program by linking a major portion of executive financial interests to the performance of our stock. Options increase the executive's motivation and incentive to continue with the Company and grow the value of its stock by providing the executive with the same opportunity to benefit from appreciation in the stock as do other stockholders. Pursuant to their employment agreements, we awarded options to purchase shares of common stock to Messrs. Barr, Hagerty and DeLury. The size of the option grants to the executive officers reflects the Committee's judgment as to current and potential contribution of the individual executive officer to the present and future growth and profitability of the Company and to the creation of stockholder value.

Supplemental Retention Plan

        Effective November 1, 2001, Park Place adopted the Supplemental Retention Plan ("SRP"). Under the SRP, senior executives of Park Place and its subsidiaries may be granted supplemental retention rights ("Rights"). The Rights vest 20 percent on each of the first and second anniversaries of the date the Rights were granted and 30 percent on each of the third and fourth anniversaries of the date the Rights were granted. The Rights are payable in shares of Park Place's common stock, on a one-for-one basis, upon the grantee's retirement, or the grantee may make a one-time election upon the grantee attaining retirement eligibility (age 65 or age plus years of service equal to 55) to have an "in service" distribution while still employed by Park Place of up to 50 percent of the vested Rights. The SRP also provides for an adjustment in the number of Rights in a participant's account based upon dividends and distributions paid by Park Place on the underlying shares of common stock from the date of grant.

        The grants of Rights to the named executive officers are set forth in the Summary Compensation Table under the caption "Restricted Stock Awards." The vesting of the Rights are detailed in footnote 3 to the Summary Compensation Table.

Executive Deferred Compensation Plan

        Executive officers also may participate in a plan under which they may elect to defer any portion of their compensation in accordance with plan provisions. The Company provides a matching contribution of 50 percent of the first 10 percent of compensation deferred by the executive. The executive's interest in the Company's match vests at the rate of one-third per annum, with 100 percent acceleration in the event of death, permanent disability, change of control, or retirement at age 55 or thereafter.

Executive Death Benefit Plan

        The Company adopted an Executive Death Benefit Plan in fiscal year 2000 for the purpose of providing benefits to a select group of management employees. Each of the five most highly compensated executive officers qualifies for this plan. The plan provides, in the event of the executive's death, for the Company to pay a benefit equal to 150 percent of the sum of (a) the executive's base salary at the time of death plus (b) the bonus paid for the fiscal year in which the death occurs, with a maximum cap of $5 million, plus an amount to reimburse the executive's estate for taxes on the amount of the benefit paid.

Chief Executive Officer Compensation

        Mr. Barr's employment agreement provides for a minimum annual base salary of $1.0 million, with annual review by the Board of Directors. Mr. Barr is also eligible to receive an annual bonus subject to the criteria established by the Board of Directors. He was awarded a bonus for 2002 that was commensurate with those being paid to our other executive officers.

        The Committee continues to monitor the compensation and benefits paid to our executive officers to ensure that they are effective, appropriate, competitive and tax efficient.

Approved by the Compensation Committee of the Board of Directors, March 25, 2003:

P. X. Kelley, Chair
Barbara Coleman
A. Steven Crown
William Barron Hilton
Eric M. Hilton

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid to (i) Park Place's Chief Executive Officer, (ii) each of its other two most highly compensated executive officers as of December 31, 2002 who, together with the Chief Executive Officer, constituted the only persons who were serving as executive officers at such date, and (iii) the former President and Chief Executive Officer who otherwise would have been included in the table (collectively "named executive officers") for services rendered during its fiscal years ended 2000, 2001 and 2002. Except for the listed individuals, we had no other executive officers during the fiscal year 2002.

		Annual Compensation							Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus(1)		Other Annual Compensation			Restricted Stock Awards		Securities Underlying Options	All Other Compensation
Wallace R. Barr President and Chief Executive Officer	2002 2001 2000	$ $ $	823,846 775,000 750,000	$ $ $	814,357 620,000 686,625		— — —		— 120,000 —	(3)	— 128,000 —	$ $ $	28,907 100,073 112,510	(2) (2) (2)
Harry C. Hagerty, III Executive Vice President and Chief Financial Officer	2002 2001 2000		$384,615 N/A N/A		$322,936 N/A N/A		$25,087 N/A N/A	(4)	— N/A N/A		400,000 N/A N/A		$1,399 N/A N/A	(2)
Kim Sinatra(5) Former Executive Vice President, Chief Legal Officer and Secretary	2002 2001 2000	$ $	491,538 267,692 N/A	$ $	494,750 195,000 N/A	$ $	363,913 100,000 N/A	(6) (8)	25,000 45,000 N/A	(3) (3)	45,000 200,000 N/A	$ $	568,566 7,223 N/A	(2)(7) (2)
Thomas E. Gallagher(5) Former President and Chief Executive Officer	2002 2001 2000	$ $ $	862,500 975,000 187,500	$ $	— 780,000 148,800	$ $	— — —		— 146,791 —	(10)	— 259,310 2,000,000	$ $ $	7,025,881 68,542 —	(2)(9) (2)

(1)	Awards of annual bonuses are made by the Compensation Committee. All bonuses awarded, whether paid prior or subsequent to any fiscal year-end, are attributed in this table to the year in which the bonus was earned.
(2)
Includes for the named executive officers below, matching contributions made by the Company under the Executive Deferred Compensation Plan and the Company's 401(k) Plan and the premiums paid by the Company for disability and life insurance as follows:
	Year	Deferred Comp Match		401(k)		Premiums
Wallace R. Barr	2002 2001 2000	$ $ $	0 71,831 84,471	$ $ $	8,250 7,650 7,875	$ $ $	20,657 20,592 20,164
Harry C. Hagerty, III	2002 2001 2000		$0 N/A N/A		$0 N/A N/A		$1,399 N/A N/A
Kim Sinatra	2002 2001 2000	$ $	22,038 0 N/A	$ $	3,462 0 N/A	$ $	1,399 7,223 N/A
Thomas E. Gallagher	2002 2001 2000	$ $ $	86,125 54,653 0	$ $ $	0 0 0	$ $ $	2,256 2,273 0

(3)	Represents supplemental retention rights ("Rights") awarded to the named executive officer by Park Place under its Supplemental Retention Plan ("SRP"), as follow: Mr. Barr received a grant on November 1, 2001 at a grant closing price of $7.74; Ms. Sinatra received a grant on November 1, 2001 at a grant closing price of $7.74 and on January 30, 2002 at a grant closing price of $9.94. The Rights vest 20% on each of the first and second anniversaries of the date the Rights were granted and 30% on each of the third and fourth anniversaries of the date the Rights were granted. The Rights are payable in shares of Park Place's common stock, on a one-for-one basis, upon the grantee's retirement or the grantee may make a one-time election upon the grantee attaining retirement eligibility (age 65 or age plus years of service equal to 55) to have an "in service" distribution while still employed by Park Place of up to 50% of the vested Rights. The SRP also provides for an adjustment in the number of Rights in a participant's account based upon dividends and distributions paid by Park Place on the underlying shares of common stock from the date of grant. Based on the closing price of Park Place's common stock on the New York Stock Exchange on December 31, 2002 of $8.40, the aggregate number and value of all Rights credited to the account of the named executive officer on such date were as follows: Mr. Barr—120,000 Rights and $1,008,000 and Ms. Sinatra—70,000 Rights and $588,000. As of December 31, 2002, 20% of Mr. Barr's Rights were vested and 13% of Ms. Sinatra's Rights were vested.
(4)	This amount includes $22,680 in reimbursements to Mr. Hagerty for rental payments on his former office and $2,407 in relocation reimbursement.
(5)	Ms. Sinatra resigned her position effective January 31, 2003 and Mr. Gallagher resigned his position on November 19, 2002.
(6)	This amount includes $100,000 for a relocation payment and $263,913 as additional consideration relating to the sale of Ms. Sinatra's former residence.
(7)
This amount includes $500,000 of a lump sum payment to Ms. Sinatra paid in 2003 in connection with her resignation and the termination of her employment agreement, $41,667 in salary from January 1, 2003 to January 31, 2003, and the remainder is detailed in footnote 2.
(8)	Represents consulting fees paid to Ms. Sinatra prior to her employment with the Company.
(9)
This amount includes $3,037,500 representing Mr. Gallagher's base salary for the period of November 20, 2002 to December 31, 2005, $3,900,000 representing bonuses for 2002 through 2005, and the remainder is detailed in footnote 2.
(10)
In January 2001, the Compensation Committee awarded Mr. Gallagher 146,791 shares of restricted Park Place stock, which represents the value of the restricted Hilton Hotels Corporation stock he forfeited when he resigned from Hilton Hotels Corporation to join Park Place.

STOCK OPTION GRANTS IN 2002

        The following table sets forth information regarding all stock option grants made in 2002 to the named executive officers under the 1998 Stock Incentive Plan. No stock appreciation rights have been granted under the 1998 Stock Incentive Plan.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Option Date Market Value	Expiration Date	5%	10%
Harry C. Hagerty, III	400,000	12.1%	$10.64	$10.64	03/25/12	$2,676,576	$6,782,968
Kim Sinatra	45,000	1.4%	$9.94	$9.94	01/30/12	$281,163	$712,522

OPTION EXERCISES AND OPTION VALUES FOR 2002

        The following table sets forth information concerning stock option exercises by the named executive officers during the fiscal year ended December 31, 2002, and the fiscal year-end value of unexercised stock options granted under the 1998 Stock Incentive Plan.

			Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised, In-the-money Options at December 31, 2002(2)
Name	Shares Acquired on Exercise	Value Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Wallace R. Barr	0	$0	479,000	221,000	$744,820	$334,460
Harry C. Hagerty, III	0	$0	0	400,000	$0	$0
Kim Sinatra	0	$0	50,000	195,000	$0	$0
Thomas E. Gallagher	0	$0	2,571,910	0	$0	$0

(1)
Amount represents the difference between the market value of the securities on the date the option was exercised and the option exercise price.

(2)
Amount represents the number of options multiplied by the difference between $8.40, the closing price of Park Place's common stock on December 31, 2002, and the exercise price of "in-the-money" options.

STOCK PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total stockholder return on the Company's common stock against the cumulative total return of the S&P 500 Index and the Dow Jones Domestic Casino Index Group for the period commencing on December 31, 1998 and ending on December 31, 2002. This chart assumes that $100 was invested on December 31, 1998 in each of the Company's common stock and applicable index and that all dividends were reinvested.

	As of December 31,
	1998	1999	2000	2001	2002
PARK PLACE ENTERTAINMENT CORPORATION	$100.00	$196.08	$187.26	$143.84	$131.76
S&P 500 INDEX	$100.00	$121.04	$110.02	$96.95	$75.72
DOW JONES DOMESTIC CASINO INDEX GROUP	$100.00	$153.94	$168.31	$185.47	$204.11

INDEPENDENT PUBLIC ACCOUNTANTS

        The Company's independent public accountants for 2002 were Deloitte & Touche LLP. Deloitte & Touche is expected to have a representative present at the annual meeting who will have the opportunity to make a statement if such representative desires and is expected to be available to respond to appropriate questions. Deloitte & Touche has also been formally engaged as the Company's independent public accountant to audit our financial statements for the year ending December 31, 2003.

        Audit Fees.    Fees of Deloitte & Touche LLP for the fiscal year 2002 audit and review of Forms 10-Q and 10-K are $775,797.

        All Other Fees.    Aggregate fees billed for all other services rendered by Deloitte & Touche LLP for the fiscal year 2002 are $258,410.

SUBMISSION OF STOCKHOLDER PROPOSALS

        Any stockholder intending to submit a proposal for inclusion in the proxy statement for the 2004 annual meeting must meet the eligibility and other criteria required under Rule 14a-8 of the Securities Exchange Act of 1934, as amended. The proposal must be in writing and delivered to the Company's Secretary, Bernard E. DeLury, Jr., no later than December 22, 2003 in order to be considered timely. Written notice of stockholder proposals (other than proposals for inclusion in the proxy) for consideration at the 2004 annual meeting must be received by the Company's Secretary between February 20, 2004 and March 12, 2004. The 2004 annual meeting is tentatively scheduled to be held on or about May 21, 2004.

OTHER BUSINESS

        The Board of Directors knows of no other business which will be presented for action by the stockholders at this annual meeting. However, if any business other than that set forth in the Notice and this proxy statement should be presented at the annual meeting, the proxies named on the enclosed proxy card will use their discretion to vote all proxies in accordance with their best judgment.

        Park Place Entertainment Corporation's Annual Report on Form 10-K, including financial statements for the period ended December 31, 2002, accompanies these proxy materials. All are being mailed to stockholders of record as of March 31, 2003 on or about the 21st day of April, 2003.

By Order of the Board of Directors:

Bernard E. DeLury, Jr., Secretary

Park Place Entertainment Corporation 3930 Howard Hughes Parkway Las Vegas, Nevada 89109	Proxy Card and Voting Instructions

This Proxy is Solicited by the Board of Directors

By signing and returning this proxy, you appoint Wesley D. Allison and Mark A. Clayton, and each of them, with full power of substitution, to vote your shares at the Annual Meeting of Stockholders to be held on May 21, 2003, at 8:00 a.m. (local time) (or any adjournments thereof) at the following location:

Caesars Atlantic City
2100 Pacific Avenue
Atlantic City, New Jersey 08401

See reverse for voting instructions

There are three quick and easy ways to vote your proxy:	Company # Control #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE	TOLL FREE—1-800-240-6326
    •
    Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 20, 2003.

    •
    You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

    •
    Follow the simple instructions the voice provides you.

VOTE BY INTERNET	http://www.eproxy.com/ppe/
    •
    Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 20, 2003.

    •
    You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL
    •
    Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Park Place Entertainment Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873

If you vote by Phone or Internet, please do not mail your Proxy Card

\/    Please detach here    \/

The Board of Directors Recommends a Vote FOR Item 1.

1.	ELECTION OF DIRECTORS	01 02 03	BARBARA COLEMAN CLIVE S. CUMMIS ERIC M. HILTON	☐	Vote FOR all nominees (except as marked below)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominees, write the number(s) of the nominee(s) in the box provided to the right.)				-->

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS YOU DIRECT. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ITEM, THE NAMED PROXIES, AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.
Address Change? Mark Box ☐		Indicate Changes below:		Date

Signature(s) in Box
Please sign exactly as your name appears on this proxy. If shares are held in joint tenancy, all joint tenants must sign. Trustees, administrators, etc. must include title and authority. Corporations must provide full name of Corporation and title of authorized officer signing.

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SCHEDULE 14A INFORMATION
PARK PLACE ENTERTAINMENT CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS MAY 21, 2003
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
ITEM 1 ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
PRINCIPAL STOCKHOLDERS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
REPORT OF AUDIT COMMITTEE
DIRECTOR COMPENSATION
EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS AND ARRANGEMENTS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
STOCK OPTION GRANTS IN 2002
OPTION EXERCISES AND OPTION VALUES FOR 2002
STOCK PERFORMANCE GRAPH
INDEPENDENT PUBLIC ACCOUNTANTS
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER BUSINESS